ADMINISTRATIVE SERVICES AGREEMENT


     THIS AGREEMENT is made as of this 9th day of November, 2001 by and between SUMMIT MUTUAL FUNDS, INC. ("Fund"), a Maryland corporation, and SUMMIT INVESTMENT PARTNERS, INC. ("Adviser"), an
Ohio corporation.

     WHEREAS, the Fund and the Adviser wish to enter into an Agreement setting forth the terms upon which the Adviser will perform certain administrative services for the Fund;

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties agree to the following:

(1) The Fund hereby employs the Adviser to perform certain administrative services for the Fund herein set forth, subject to the control and direction of the board of directors of the Fund, for the period and on the terms herein set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund.

(2) The Adviser shall furnish at its own expense or pay the expenses of the Fund for the following:

     (a) office space in the offices of the Adviser, or in such other place as may be agreed upon from time to time, and all necessary office facilities and equipment;

     (b) necessary executive and other personnel for managing the affairs of the Fund, including personnel for the performance of clerical, accounting and other office functions (exclusive of those related to and to be performed under contract for custodial, bookkeeping, transfer and dividend disbursing agency services by the bank or other service supplier selected to perform such services); and

     (c) all information and services, other than services of outside counsel or independent auditors, required in connection with the preparation of registration statements and prospectuses including amendments and revisions thereto, all annual, semi-annual periodic reports, and notices and proxy solicitation material furnished to shareholders of the Fund or regulatory authorities.

The services to be provided by the Adviser pursuant to this paragraph (2) include those services described in Attachment A.

(3) Nothing in paragraph (2) above shall require the Adviser to bear or to reimburse the Fund for:

     (a) any of the costs of printing or mailing the items referred to in (2)(c);

     (b) compensation of the directors of the Fund who are not directors, officers or employees of the Adviser;

     (c) registration, filing and other fees in connection with requirements of regulatory authorities;

     (d) the charges and expenses of the custodian appointed by the Fund for custodial services;

     (e) the charges and expenses of the independent accountants retained by the Fund;

     (f) the charges and expenses of any transfer, bookkeeping and dividend disbursing agents appointed by the Fund;

     (g) broker's commission and issue and transfer taxes chargeable to the Fund in connection with securities transactions to which the Fund is a party;

     (h) taxes and corporate fees payable by the Fund to federal, state or other governmental agencies;

     (i) the cost of stock certificates, if any, representing shares of the Fund;

     (j) legal fees and expenses in connection with the affairs of the Fund, including registering and qualifying its shares with regulatory authorities;

     (k) association membership dues;

     (l)	insurance premiums for fidelity and other coverage;

     (m)	expenses of shareholder and directors meetings.

(4) The services of the Adviser to the Fund are not to be deemed exclusive and the Adviser shall be free to render similar services to others so long as the services hereunder are not impaired or interfered with thereby.

(5) The Fund shall pay the Adviser as full compensation for all facilities and services furnished hereunder a fee computed separately for each portfolio of the Fund at an annual rate, as follows: .10% of the current value of the net assets of each portfolio; provided, however, that the Adviser agrees to reduce its fee for the period November 9, 2001 through November 8, 2002 by .05% for the S&P 500 Index Fund, S&P MidCap 400 Index Fund, Nasdaq-100 Index Fund, Russell 2000 Small Cap Index Fund, Balanced Index Fund, Lehman Aggregate Bond Index Fund, EAFE International Index Fund, Total Social Impact Fund, S&P 500 Index Portfolio, S&P MidCap 400 Index Portfolio, Nasdaq-100 Index Portfolio, Russell 2000 Small Cap Index Portfolio, Balanced Index Portfolio and Money Market Fund. The Adviser may not revise or cancel these waivers during this one-year period. Furthermore, the Adviser agrees to limit its fee for the Bond Portfolio to the extent that such fee causes the total expense ratio of the portfolio to exceed .75%.

(6)  It is understood that:

     (a) directors, officers, agents and stockholders of the Fund are or may be interested in the Adviser as directors, officers, stockholders or otherwise;

     (b) directors, officers, agents and stockholders of the Adviser are or may be interested in the Fund as directors, officers, stockholders or otherwise;

     (c) the Adviser may be interested in the Fund; and

     (d) the existence of any such interest will not affect the validity hereof or of any transaction hereunder except as otherwise provided in the Articles of Incorporation of the Fund or the Adviser respectively or by specific provision of applicable law.

(7) Neither the Adviser nor any of its directors, officers or employees, nor any persons performing administrative service functions shall be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of it or his duties on behalf of the Fund or from reckless disregard by the Adviser or any such person of the Adviser's duties under this Agreement.

(8) This Agreement shall continue in effect from year to year hereafter, only so long as such continuation is specifically approved, at least annually, by either the board of directors of the Fund or by a vote of the majority of the outstanding voting securities of each portfolio of the Fund. In either event, however, such continuation shall also be approved by a vote of a majority of the directors who are not interested persons of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, cast by them in person at a meeting called for the purpose of voting on such continuation. Notwithstanding the foregoing provisions of this paragraph (8) to the contrary:

     (a) This Agreement may be terminated at any time without the payment of any penalty on 60 days' notice to the Adviser, either by a vote of the board of directors of the Fund or by vote of a majority of the outstanding voting securities of any portfolio of the Fund.

     (b) This Agreement shall immediately terminate in the event of its assignment (as that term is defined in the Investment
     Company Act of 1940, as amended).

     (c) This Agreement may be terminated by the Adviser on sixty days' written notice to the Fund.

(9) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other party, it is agreed that the address of the Fund and that of the Adviser for this purpose shall be 312 Elm Street, Suite 2525, Cincinnati, Ohio 45202.

     IN WITNESS THEREOF, the parties hereto have caused this Agreement to be executed in duplicate on the date first above written.


Summit Mutual Funds, Inc.     Summit Investment Partners, Inc.


By: /s/ John F. Labmeier      By: /s/ Steven R. Sutermeister
    John F. Labmeier              Steven R. Sutermeister
    Vice President                President


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                       Attachment A

              Fund Administrative Services

1)  Management and Supervision of Fund Operations

    a) Provide overall day-to-day Fund administrative management, including coordination of investment advisory, custody, transfer agent, distribution, and accounting and pricing services.
    b) Provide officers for the Fund, if desired.
    c) Assist Fund management in obtaining fidelity bond and directors and officers professional liability insurance coverage.
    d) Prepare and maintain Fund expense projections, and report expense projections and variances to Fund management.
    e) Authorize payment of expenses of the Fund
    f) Assist with the layout and printing of shareholder communications, including prospectuses and financial reports to shareholders.
    g) Act as liaison with the Fund's independent accountants, custodian, outside counsel and the board of directors.

2)  Board of Directors and Shareholders Meetings

    a) Coordinate the scheduling of board of directors' meetings and prepare materials for the meetings, including agendas, minutes and reports, as appropriate.
    b) Attend and participate in board of directors' meetings, as appropriate.
    c) Coordinate and attend shareholder meetings, including preparation of minutes and tabulation of results.

3)  Regulatory and Compliance

    a) Preparation and filing of all federal and state reports, with the assistance of outside counsel as appropriate, including:
    - Post-effective amendments under the Securities Act of 1933 and the Investment Company Act of 1940.
    - Form N-SAR, the semi-annual report for registered investment companies.
    -  Semi-annual and annual financial statements.
    -  Rule 24f-2 notice filing regarding sales of securities.
    -  Rule 17g-1 filing regarding fidelity bond coverage.
    - Ongoing monitoring and filing of state blue sky registrations.
    b) Prepare, file and arrange for the mailing of reports to shareholders, including prospectuses, proxies, financial statements and other reports as required by law.
    c) Maintain all books and records of the Fund as required by federal and state law.
    d) Establish and maintain procedures for compliance with federal and state regulations and establish and implement compliance procedures and controls for the investment advisory operations.
    e) Monitor compliance with the Fund's investment limitations and restrictions, as outlined in the prospectus and statement of additional information.
    f) Supervise and coordinate materials, communications and other matters in connection with compliance examinations of the Fund by the SEC and other regulatory agencies.